Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

      Agreement made this 28th day of March 2005, and effective as of January 1, 2005, between Veramark Technologies, Inc., a Delaware corporation (the “Company”), and David G. Mazzella, Jr. (“Mr. Mazzella “).

W I T N E S S E T H

      WHEREAS, Mr. Mazzella has been employed by the Company as its President and Chief Executive Officer since June 28, 1997, and;

      WHEREAS, the Company believes and recognizes that Mr. Mazzella’s contributions to the Company’s improvement and success have been substantial;

      WHEREAS, the Company desires to continue to employ Mr. Mazzella as its President and Chief Executive Officer and to be assured of Mr. Mazzella’s services on the terms and conditions set forth in this Agreement;

      WHEREAS, Mr. Mazzella desires to be employed by the Company as its President and Chief Executive Officer; and

      WHEREAS, the Company and Mr. Mazzella intend and desire to be legally bound by this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, the Company and Mr. Mazzella agree as follows:

      1. Employment. The Company hereby employs Mr. Mazzella as its President and Chief Executive Officer for the term of employment as defined in paragraph 2 of this Agreement. Mr. Mazzella shall be responsible for the management of the operations of the Company, subject to the supervision and direction of the Board of Directors of the Company (the “Board”). Mr. Mazzella shall report directly to the Board.

      2. Term of Employment. Mr. Mazzella’s “Term of Employment” under this Agreement shall commence as of the date hereof and shall end on December 31, 2007.

      3. Performance. Mr. Mazzella shall devote his full working time, attention, skills and energies to the performance of his duties as President and Chief Executive Officer of the Company.

      4. Salary, Bonus and Benefits.

               (a) Salary. As basic compensation for his services under this Agreement, and effective as of January 1, 2005, the Company shall pay to Mr. Mazzella a gross salary of $330,000 per year. Beginning in 2005, this salary shall be reviewed annually by the Board, on or before September 30 of each year, and may be increased (but not decreased) from year to year as may be determined by the Board in its sole discretion. Mr. Mazzella’s salary shall be paid in accordance with the customary payroll practices of the Company; currently, the

Company makes payroll payments on a bi-weekly basis. Any annual increase in salary authorized by the Board shall be effective as of a date that is no later than October 1 of the year in which it is authorized.

               (b) Bonus. Commencing in 2005, and in addition to the salary provided for in paragraph 4(a) of this Agreement, Mr. Mazzella shall be paid an annual bonus in an amount to be determined each year by the Board in its sole discretion. This bonus shall be paid to Mr. Mazzella no later than February 15 of the year following the calendar year for which the bonus is being paid.

               (c) Benefits. Mr. Mazzella shall participate in all benefit plans, option plans, retirement plans, bonus plans and other plans, arrangements, policies and perquisites as are afforded from time to time to other executive employees of the Company, including, but not limited to, all health, medical and dental (“health”) insurance plans, disability insurance plans and all other insurance plans.

      5. Other Entitlements. Mr. Mazzella also shall be entitled to:

               (a) a monthly car allowance payment in the amount of $1,200.00 per month, plus payment of gas, oil and car maintenance expenses;

               (b) six (6) weeks vacation during each calendar year commencing with 2005;

               (c) reimbursement of all reasonable expenses which are incurred by Mr. Mazzella in the performance of his duties as President and Chief Executive Officer of the Company and which are documented in accordance with procedures approved by the Company for all executive officers of the Company;

               (d) payment by the Company of the Annual Premium or the Alternative Payment, each as defined in, and pursuant to the terms of, the Amended and Restated Split-Dollar Agreement (the “Split-Dollar Agreement) between the Company and Mr. Mazzella, which Split-Dollar Agreement is attached hereto as Exhibit I and the terms of which are herein incorporated by reference;

               (e) reimbursement of the costs of continued membership (e.g., dues, assessments) in a country club of Mr. Mazzella’s choice; costs of membership shall not include food charges or other charges based on the personal, non-business use of the club by Mr. Mazzella and his family;

               (f) payment of reasonable costs up to a maximum of $30,000.00 per year on a reimbursement basis for the following:

                    (i) legal and professional fees and expenses applicable to the preparation of Mr. and Mrs. Mazzella’s federal, state and local income tax returns;

                    (ii) legal and professional fees and expenses applicable to financial, estate and trust planning for Mr. and Mrs. Mazzella;

                    (iii) fees or costs relating to healthcare, executive physicals, physical training or health maintenance or preservation; and

                    (iv) legal fees related to his employment and position;

               (g) protection against dilution of his option rights and interests. Mr. Mazzella has been granted options to purchase up to 900,000 shares of the Company’s common stock (“Granted Options”). The Company agrees that in the event of a corporate transaction involving the Company (including but not limited to any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Company will make appropriate anti-dilution adjustments to the Granted Options to preserve the financial benefits of the options. To the extent that the Granted Options expire during the term of this Agreement without being exercised, an identical number of new fully vested and immediately exercisable options will be granted to Mr. Mazzella at an exercise price equal to the fair market value of the stock on the date of grant, which options shall be subject to all other customary terms and conditions. Should the plan or plans under which the Granted Options were granted expire or terminate, the Company will provide Mr. Mazzella with stock options under a new plan or the financial equivalent thereof;

               (h) notwithstanding any contrary terms of any option agreement or other plan or agreement, all of the Granted Options and the options granted pursuant to paragraph 5(g), above, shall be exercisable for their respective full terms, without regard to any intervening retirement or other termination of employment by Mr. Mazzella or the reasons therefor.

      6. Other Activities.

               (a) Mr. Mazzella may serve from time to time as an advisor, director or trustee of outside organizations (e.g., for-profit-organizations, not-for-profit organizations, professional organizations), provided that such service does not conflict with (i) the business or reputation of the Company, or (ii) Mr. Mazzella’s performance of his duties as President and Chief Executive Officer of the Company.

               (b) Mr. Mazzella shall consult with, and obtain the consent of, the Board, which consent shall not be unreasonably withheld, with respect to his service as an advisor, director or trustee of any outside organization.

               (c) The Board shall have sole discretion, to be exercised reasonably, in determining whether or not Mr. Mazzella’s service as an advisor, director or trustee of an outside organization conflicts with (i) the business or reputation of the Company, or (ii) Mr. Mazzella’s performance of his duties as President and Chief Executive Officer of the Company.

      7. Membership on the Company’s Board of Directors; Location of Office.

               (a) It is the intention and expectation of the Company and Mr. Mazzella that Mr. Mazzella shall serve as a member of the Board during the Term of Employment. The Company shall use its best efforts to cause Mr. Mazzella’s election to the

Board, and Mr. Mazzella agrees to serve in such capacity without compensation in addition to the compensation he receives as President and Chief Executive Officer.

               (b) During the Term of Employment, Mr. Mazzella’s office as President and Chief Executive Officer of the Company shall be maintained in its current location at 3750 Monroe Avenue, Pittsford, New York, or in an office comparable to Mr. Mazzella’s current office that is located no more than 25 miles from 3750 Monroe Avenue, Pittsford, New York.

      8. Termination of Employment.

               (a)(i) Voluntary termination by Mr. Mazzella

               Mr. Mazzella may voluntarily terminate his employment under this Agreement by delivering written notice to the Chairman of the Compensation Committee of the Board of Directors (“Committee”) of his decision to terminate his employment. Mr. Mazzella’s termination of his employment shall be effective six months after the date on which the written notice is delivered to the Chairman of the Committee.

               (a)(ii) Voluntary termination by Mr. Mazzella following a change in control

               Within 300 days following a “change in control” of the Company (as defined below), Mr. Mazzella may elect to terminate his employment upon thirty (30) days’ written notice to the Chairman of the Committee. Mr. Mazzella’s termination of his employment shall be effective on the thirty-first day after the date on which the written notice is delivered to the Chairman of the Committee.

               In the event that Mr. Mazzella shall elect to terminate his employment pursuant to this paragraph 8(a)(ii), the Company shall pay him, as separation pay, a lump sum amount equal to three (3.0) times his aggregate annual compensation (taking into account all salary, bonus, benefits and entitlements) as of the date upon which his termination becomes effective; if a bonus or other compensation amount has not been awarded for Mr. Mazzella for the calendar year in which his termination becomes effective, the amount of his bonus and/or the amount of such other compensation amounts for the immediately preceding calendar year shall be used in calculating the aggregate annual compensation amount to be multiplied by three (3). In addition, in the event of a change in control, all of Mr. Mazzella’s options to purchase Company stock will become fully vested, to the extent not already vested.

               For purposes of this Agreement, a “change in control” shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions, becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (B) the composition of the Board changes such that, during any period of two consecutive years (not including any period prior January 1, 2005), individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) substantially all the assets of the Company are disposed of by the Company pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets (including stock of a subsidiary) or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership of such assets.

               In the event that the payments to Mr. Mazzella pursuant to this paragraph 8(a)(ii) constitute parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), and if the sum of these payments and all other parachute payments received or to be received by Mazzella in connection with the change in control equal or exceed three (3) times his base amount (as defined in Section 280G(b)(3) of the Code) for the calendar year in which the change in control occurs, then the payments to Mr. Mazzella pursuant to this paragraph 8(a)(ii) shall be reduced to the extent necessary to ensure that the sum of all parachute payments is one dollar ($1.00) less than three (3) times such base amount.

               If the change in control does not qualify as a change in the ownership of effective control of the Company, or in the ownership of a substantial portion of its assets, each within the meaning of Section 409A of the Code, the payments to be made under this paragraph 8(a)(ii) shall be deferred until (x) Mr. Mazzella separates from service with the Company, within the meaning of Section 409A of the Code, or his death, whichever occurs first, or (y) if at the time of his separation from service Mr. Mazzella is a specified employee of the Company, within the meaning of Section 409A of the Code, the date that is six months after the date of his separation from service, or the date of his death, whichever occurs first.

               (a)(iii) Voluntary termination by Mr. Mazzella for Good Reason

               Mr. Mazzella shall have the right to elect to terminate his employment for Good Reason if, during the Term of Employment, (i) Mr. Mazzella should not be elected to the Board, or (ii) the Board should transfer to another person or persons responsibility for management of any of the Company’s operations or should take any other action that diminishes in any material respect Mr. Mazzella’s responsibility for managing the operations of the Company, or (iii) the office of the President and Chief Executive Officer should be moved to a location more than 25 miles from 3750 Monroe Avenue, Pittsford, New York. Within 180 days following an event constituting a basis for a Good Reason termination, Mr. Mazzella shall have the right to elect to terminate his employment in accordance with the terms of paragraph 8(a)(ii) of this Agreement in the same manner and with the same rights as if a “change in control” had occurred.

               (a)(iv) Voluntary termination by Mr. Mazzella not following a change in control and without Good Reason

               If Mr. Mazzella voluntarily terminates his employment under this Agreement, other than pursuant to paragraphs 8(a)(i), or 8(a)(ii), or 8(a)(iii), then Mr. Mazzella’s rights and duties under this Agreement shall terminate as of the effective date of such termination; provided, however, that Mr. Mazzella shall not be deprived, by reason of such termination, of any rights, payments, options or benefits which have vested or have been earned or to which Mr. Mazzella is otherwise entitled as of the effective date of such termination, and no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

               (b) Death. The employment of Mr. Mazzella under this Agreement shall terminate on his death. If Mr. Mazzella dies during the Term of Employment:

                    (i) The Company shall continue to pay Mr. Mazzella’s salary through the end of the twelfth month following the month of Mr. Mazzella’s death. The salary shall be paid on the same payment schedule in use immediately before Mr. Mazzella’s death and as if Mr. Mazzella were still working for the Company. The payments shall be made to Mr. Mazzella’s wife, if she survives him; if she does not survive him, the payments shall be made to Mr. Mazzella’s children, per stirpes, in equal one-third payments. Mr. Mazzella’s children are David Gerard Mazzella III, Elizabeth Ann Mazzella Diefenbach, and Kathryn Terese Mazzella Stewart;

                    (ii) In January of the year following Mr. Mazzella’s death, the Company also shall pay to Mr. Mazzella’s wife, if she survives him, a pro-rata share, calculated according to the length of time Mr. Mazzella worked during the year in which he died, of the bonus paid to Mr. Mazzella for the calendar year, or part thereof, that preceded the year in which’ Mr. Mazzella died. If Mr. Mazzella’s wife does not survive him, the Company shall pay this pro-rata bonus amount to Mr. Mazzella’s children, per stirpes, in equal one-third payments. Mr. Mazzella’s children are David Gerard Mazzella III, Elizabeth Ann Mazzella Diefenbach, and Kathryn Terese Mazzella Stewart;

                    (iii) All of Mr. Mazzella’s options to purchase Company stock will immediately vest, to the extent not already vested.

               (c) Disability.

                    (i) The employment of Mr. Mazzella under this Agreement shall terminate 90 days after delivery to Mr. Mazzella of notice in writing from the Chairman of the Committee (acting pursuant to a duly adopted resolution of the Board) of the termination of his employment because of his physical or mental incapacity on a permanent basis. Mr. Mazzella may be considered to be physically or mentally incapacitated on a permanent basis if he is unable, by reason of any physical or mental incapacity, for a period of 180 substantially consecutive days during any 12-month period, to perform his duties as President and Chief Executive Officer of the Company in a reasonably satisfactory manner. In the event of any disagreement between Mr. Mazzella and the Company as to whether he is physically or mentally incapacitated on a permanent basis so as to permit the Company to terminate his employment pursuant to this subparagraph (c), the question of such permanent incapacity shall be submitted for decision to an impartial and reputable physician in Monroe County, New York (the “Deciding Doctor”) chosen by mutual agreement of the Company and Mr. Mazzella, or failing such agreement, chosen by two physicians from Monroe County, New York, one of whom shall be selected by the Company and the other by Mr. Mazzella. The decision of the Deciding Doctor regarding Mr. Mazzella’s capacity or incapacity shall be final and binding on the Company and Mr. Mazzella. The Company shall pay the fees and expenses of the Deciding Doctor and the other physicians, if any, and Mr. Mazzella shall submit to any medical examinations reasonably necessary to enable the Deciding Doctor to make a decision regarding Mr. Mazzella’s capacity or incapacity.

                    (ii) If Mr. Mazzella’s employment under this Agreement is terminated pursuant to this subparagraph (c), the Company shall make available disability benefit payments for Mr. Mazzella aggregating at least $300,000 per annum (“Annual Disability Amount”) payable in installments substantially in accordance with the Company’s customary payroll practices. The disability benefit payments shall be continued to be made to Mr. Mazzella until his 67th birthday, or if he should die before his 67th birthday, to his spouse until the second anniversary of his death or her 67th birthday, whichever is earlier. If Mr. Mazzella is not considered to be disabled under Section 409A(2)(C) of the Code upon his termination of employment, the payments due him under this paragraph 8(c) shall be suspended until (A) he has separated from service with the Company, within the meaning of Section 409A of the Code, or died, whichever occurs first, or (B) if at the time of his separation from service Mr. Mazzella is a specified employee of the Company, within the meaning of Section 409A of the Code, the date that is six months after the date of his separation from service, or the date of his death, whichever occurs first. At the end of the suspension period, all amounts that would have been paid pursuant to this paragraph 8(c) but for the preceding sentence shall be paid in single lump sum and installment payments shall continue thereafter.

                    (iii) If Mr. Mazzella’s employment under this Agreement is terminated pursuant to this subparagraph (c), the Company shall pay for the continuation of his life insurance coverage under the Split-Dollar Agreement until the coverage becomes self-funding under the applicable insurance policy.

                    (iv) If Mr. Mazzella’s employment under this Agreement is terminated pursuant to this subparagraph (c), all of Mr. Mazzella’s options to purchase Company stock will immediately vest, to the extent not already vested.

               (d) Cause. The employment of Mr. Mazzella under this Agreement shall terminate for cause upon delivery to Mr. Mazzella of notice in writing from the Chairman of the Committee (acting pursuant to a duly adopted resolution of the Board) of the termination of his employment for cause. “Cause” shall mean:

                    (i) any willful act or failure to act by Mr. Mazzella that causes material harm to the Company; any material fraud by Mr. Mazzella upon the Company; the conviction of Mr. Mazzella, or the plea of nolo contendere by Mr. Mazzella, with respect to any felony; for the purposes of this subparagraph 8(d)(i), any act or failure to act by Mr. Mazzella which was done or omitted to be done by Mr. Mazzella in good faith and for a purpose which he reasonably believed to be in the best interests of the Company shall not be considered to have been willful.

                    (ii) Mr. Mazzella’s chronic alcoholism or other form of chemical addiction that is not cured by Mr. Mazzella within 90 days after receipt by him of written notice from the Board of its determination that a condition exists which must be cured; or

                    (iii) any material breach by Mr. Mazzella of his obligations under this Agreement that is not cured by Mr. Mazzella within 30 days after receipt by him of written notice from the Board of its determination that a material breach has occurred.

Notwithstanding anything to the contrary contained in this Agreement, it is the intention and agreement of the Company and Mr. Mazzella that Mr. Mazzella shall not be deprived, by reason of termination for cause, of any rights, payments, options or benefits which have vested or have been earned or to which Mr. Mazzella is otherwise entitled as of the effective date of such termination, and it is also the intention and agreement of the Company and Mr. Mazzella that no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

      9. Separation/Transition Bonus. If the Board of Directors appoints Mr. Mazzella’s successor on or before June 30, 2006, Mr. Mazzella will receive a lump sum cash payment on December 31, 2006, or as soon as practicable thereafter but in no event later than March 15, 2007, equal to 100% of his annual salary then in effect, provided he elects to retire as of December 31, 2006. If the Board of Directors approves the hiring of Mr. Mazzella’s successor after June 30, 2006 but on or before June 30, 2007, Mr. Mazzella will be receive a lump sum cash payment on December 31, 2007, or as soon as practicable thereafter but it no event later than March 15, 2008, equal to 50% of his annual salary then in effect, unless he retires or otherwise voluntarily terminates his employment prior to such date.

      10. Confidentiality; Commitments By Mr. Mazzella.

               (a) Mr. Mazzella acknowledges that he is expected to play a very important leadership role in the on-going development of the Company, that he will have unique and detailed knowledge of the Company’s business and its plans for the future, that he will have a fiduciary relationship with the Company, and that he will be receiving substantial compensation and other benefits under this Agreement. Mr. Mazzella agrees and promises:

                    (i) during the Term of Employment, including any period of the Term of Employment following a notice of termination, and for a period of 24 months after the termination of such employment, Mr. Mazzella will not have any enterprise or have any relationship (e.g. , employee, advisor, consultant, partner, shareholder or otherwise) with any enterprise, person, firm, corporation or other entity that competes in any manner with any business activity of the Company; provided, however, that this commitment by Mr. Mazzella does not prohibit Mr. Mazzella from owning less than 1% of any class of outstanding stock of a corporation that is listed on a national securities exchange or is regularly traded on a national over-the-counter market;

                    (ii) during and after the Term of Employment, Mr. Mazzella will not disclose or use in any way any confidential information concerning the business or plans of the Company, including, but not limited to, any information or plans developed by Mr. Mazzella;

                    (iii) on the termination of his employment with the Company, Mr. Mazzella shall promptly deliver to the Company all property of the Company in his possession, custody or control, including, but not limited to, the originals and all copies of all objects, documents and computerized information concerning the business or plans of the Company. Mr. Mazzella agrees that such property includes, but is not limited to, all such objects, documents and computerized information that may have been created, drafted, prepared or generated by Mr. Mazzella during the Term of Employment.

               (b) Mr. Mazzella recognizes and agrees that the limitations and obligations placed on him by subparagraph (a) of this paragraph 10 are reasonable and are required for the protection of the Company. In accordance with paragraph 14 of this Agreement, if any such limitation or obligation is determined in arbitration or by a court of competent jurisdiction to be unenforceable, Mr. Mazzella agrees and submits to the modification of such limitation or obligation as the court or arbitrator deems reasonable.

               (c) The limitations and obligations placed on Mr. Mazzella by this paragraph 10 are of the essence of this Agreement and they shall be construed and enforced independently. The existence of any claim or cause of action against the Company by Mr. Mazzella shall not constitute a defense against the enforcement of these limitations and obligations.

               (d) Mr. Mazzella acknowledges and agrees that money damages would not adequately compensate the Company in the event of breach by Mr. Mazzella of any provision of this paragraph 10. Consequently, Mr. Mazzella agrees that the Company shall be entitled, without the necessity of proving actual damages, to obtain temporary and permanent injunctive relief from a court of competent jurisdiction for enforcement of the provisions of this paragraph 10, and to obtain reimbursement of all reasonable costs, including attorneys’ fees and expenses, incurred by the Company in obtaining injunctive relief for the enforcement of the provisions of this paragraph 10.

      11. No Duty of Mr. Mazzella to Mitigate Damages. The Company acknowledges that Mr. Mazzella has made significant long-term commitments in connection with becoming the President and Chief Executive Officer of the Company. He has sold his residence in New Jersey, moved his family from New Jersey to the Rochester area, and purchased a new home in the Rochester area. By entering into this Agreement, Mr. Mazzella has agreed to devote until December 31, 2007 his full working time, attention, skills and energies to the performance of his duties as President and Chief Executive Officer of the Company. The Company also acknowledges that if it should decide to terminate Mr. Mazzella’s employment prior to the end of the Term of Employment, other than in accordance with paragraph 8 of this Agreement, such termination shall be contrary to this Agreement and shall have no effect on the Company’s duties to fulfill each and every commitment made by the Company to Mr. Mazzella under this Agreement, including commitments made with respect to Mr. Mazzella’s wife and children. If Mr. Mazzella’s employment is so terminated, Mr. Mazzella shall be deemed for all purposes under this Agreement, including for the purposes of his Supplemental Retirement Arrangement set forth in paragraph 12 of this Agreement, to be continuously serving as the President and Chief Executive Officer of the Company until December 31, 2007, and Mr. Mazzella shall have no duty to seek other employment or to otherwise mitigate his damages or the damages of his wife and children.

      12. Supplemental Retirement Arrangement. The Company agrees to provide the following Supplemental Retirement Arrangement for Mr. Mazzella.

               The Company shall make monthly supplemental retirement payments to Mr. Mazzella or his surviving spouse after he ceases serving as President and Chief Executive Officer of the Company or dies while employed by the Company. The monthly payments shall be calculated on the basis of an annual percentage rate equal to 60% of the greater of (i) $330,000, or (ii) Mr. Mazzella’s highest rate of annual salary achieved while employed by the Company. The monthly payments shall begin on the first business day of the second month following the month in which Mr. Mazzella separates from service with the Company as defined under Section 409A of the Code or dies, as the case may be, and shall continue each month thereafter for 15 full years. If Mr. Mazzella should die after payment commences but before the end of the 15 year period, or before payment commences, the Company shall continue to make the monthly payments to his wife until the earlier of her death or the conclusion of the 15 year period. In addition, the Company will pay for the continuation of all health insurance, or for the provision of equivalent health insurance, for Mr. Mazzella and for his wife until their respective deaths.

               If at the time of his separation from service Mr. Mazzella is a specified employee of the Company, within the meaning of Section 409A of the Code, the payments due him under this paragraph 12 shall be suspended until the date that is six months after the date of his separation from service, or the date of his death, whichever occurs first. At the end of the suspension period, all amounts that would have been paid pursuant to this paragraph 12 but for the preceding sentence shall be paid in single lump sum and monthly installment payments shall continue thereafter.

      13. Arbitration. Subject to the provisions of paragraph 10 of this Agreement regarding injunctive relief, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration in Rochester, New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. The Company and Mr. Mazzella agree that the arbitration shall be determined and settled by three arbitrators, that the costs of the arbitration shall be paid by the Company, and that judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      14. Enforceability. If any provision of this Agreement shall be found in arbitration or by any court of competent jurisdiction to be contrary to law or public policy and therefore unenforceable, the Company and Mr. Mazzella hereby waive such provision or part thereof, but only to the extent that such provision or part is found in arbitration or by such court to be unenforceable. The Company and Mr. Mazzella agree that such provision should be modified, consistent with the intent of this Agreement, by the arbitrator or such court so that it becomes enforceable, and, as modified, will be enforced as any other provision of this Agreement. The lack of enforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement.

      15. Governing Law. This Agreement and the rights and obligations of Mr. Mazzella and the Company shall be governed by and construed under the laws of the State of New York.

      16. No Waiver. The failure by either Mr. Mazzella or the Company at any time to require performance or compliance by the other with any provision of this Agreement shall in no way affect either party’s full right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

      17. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Mr. Mazzella and his heirs and legal representatives, and shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns.

      18. Notice. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to be delivered when delivered personally to Mr. Mazzella, to the Chairman of the Committee of the Board of Directors (in lieu of the Chairman of the Board, when required by paragraph 8 of this Agreement) or to an officer of the Company, or three business days after the date of mailing, if the mailing is made postage pre-paid, by registered or certified mail, return receipt requested, to the applicable address set forth below or to such other address as the applicable party may from time to time designate:

If to Mr. Mazzella:

58 Woodbury Lane
Rochester, New York 14618

If to the Company:

Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534

Attention: Ronald C. Lundy, Treasurer

If to the Chairman of the Compensation Committee (in lieu of the Chairman of the Board):

Charles A. Constantino
Chairman of the Compensation Committee
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534

A copy of any notice delivered personally or mailed to Mr. Constantino also shall be mailed simultaneously, or by registered or certified mail, return receipt requested, to Mr. Constantino at:

60 Woodbury Place
Rochester, NY 14618

A copy of any notice delivered personally or mailed to any party hereunder shall also be mailed simultaneously to such attorney as Mr. Mazzella or the Company may from time to time designate.

      19. Entire Agreement. This Amendment constitutes the only agreement and the entire agreement between Mr. Mazzella and the Company relating to his employment and supercedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

      20. Amendment. This Agreement may not be amended or modified except in a writing executed by both Mr. Mazzella and the Company.

      21. Headings. The descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

      22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VERAMARK TECHNOLOGIES, INC.
By:	/s/ Charles A. Constantino
Charles A. Constantino, Chairman
Compensation Committee of the Board of Directors

/s/ David G. Mazzella
DAVID G. MAZZELLA

Attachment 1 to Exhibit 10.1

Amended and Restated
Split-dollar Insurance Agreement

      The Split-Dollar Insurance Agreement dated March 21, 2001 and entered into between Veramark Technologies, Inc., a Delaware corporation with it principal officers at 3750 Monroe Avenue, Pittsford, New York 14534 (“Company”) and David G. Mazzella, residing at 58 Woodbury Place, Rochester, New York 14618 (“Employee”), for good and valuable consideration, the receipt of which is hereby acknowledged, is hereby amended and restated in its entirety, as follows:

1.	Recitals.

1.1	Employee is the Chairman, President and Chief Executive Officer of Company.

1.2	Pursuant to Section 5(d) of the Employment Agreement (as herein defined), the Company is obligated to provide Employee a share of the annual premium costs of the Policy (as herein defined), not to exceed $55,000.

1.3	Due to the enactment of the Sarbanes-Oxley Act of 2002, the Agreement must be modified.

2.	Definitions.

2.1	“Annual Premium”: Forty Seven Thousand Seven Hundred Eighty Three Dollars ($47,783).

2.2	“Employment Agreement”: The Employment Agreement dated September 11, 1998, as amended, entered into between Company and Employee.

2.3	“Insured”: Employee

2.4	“Insurer”: The Northwestern Mutual Life Insurance Company, Milwaukee, WI

2.5	“Owner”: Employee

2.6	“Policy”: Policy Number XXXXXXXX issued by the Insurer, together with any supplementary contract issued by the Insurer in conjunction therewith.

2.7	“Policy Interest”: The Company’s Policy Interest shall be an amount equal to the lesser of (a) the total premiums heretofore directly paid, or as may be paid in the future (excluding the Alternative Payment, as hereinafter defined), by the Company or (b) the cash surrender value of the Policy. The Policy Interest shall be secured by the filing of a Collateral Assignment with the Insurer, in substantially the form attached hereto as “Exhibit I”. Employee as owner of the policy retains all other interests in the policy (“retained interest”), including without limitation the cash surrender value and death benefits above the Policy Interest.

3.	Agreements.

3.1	Pursuant to Section 5(d) of the Employment Agreement, the Company is obligated to pay the Annual Premium. Employee and Company agree that Company shall have the option, in the Company’s sole discretion, to pay to Employee the sum of $79,737.61 in any year, prior to the due date for the Annual Premium for the Policy, in full satisfaction of its obligations under Section 5(d) of the Employment Agreement (“Alternative Payment”).

3.2	If the Employee receives the Alternative Payment, Employee shall pay the Annual Premium on the Policy or before the due date for the applicable policy year.

3.3	Company shall make the payments required under Section 5(d) of the Employment Agreement or the Alternative Payment until the date the annual and accrued dividends paid on the Policy are sufficient to pay the Annual Premium (and providing Employee with a death benefit, after deducting the Policy Interest of at least One Million Dollars) or the date of death of the Employee, whichever shall first occur. It is currently forecasted, based on the 2004 dividend scale published by the Insurer that annual and accrued dividends will be sufficient to pay the Annual Premium commencing with the Annual Premium due in 2009; however the obligation of the Company shall continue until actual and accrued dividends are, in fact, sufficient to pay the Annual Premium.

3.4	As Owner of the Policy, Employee shall have the right to designate the beneficiary under the Policy, subject to the right of the Company to the Policy Interest.

3.5	If the proceeds of the Policy become payable by reason of Employee’s death, the Company shall have the right to receive the proceeds of the Policy equal to the Policy Interest. The remaining proceeds of the Policy shall be paid directly by the Insurer to the beneficiary or beneficiaries designated by Employee.

3.6	This Agreement may be terminated only pursuant to the provisions of the Employment Agreement.

3.7	If this Agreement terminates as provided in paragraph 3.6 above, the Employee shall pay the Company, within sixty (60) days of the date of such termination, an amount equal to the Policy Interest. Upon such payment, the Company shall forthwith release its interest in the Policy.

3.8	The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or deemed to have notice of the provisions of this Agreement.

3.9	The Employee shall have the right to borrow from the Insurer any portion of the cash surrender value of Employee’s retained interest or assign any part or all of the Employee’s retained interest in the Policy and this Agreement to any person, entity or trust subject to the provision of this Agreement, by execution of a written assignment delivered to the Company and to the Insurer. Employee’s rights under this Section 3.9 shall not be limited by the Collateral Assignment, identified in Section 2.7 of this Agreement, and should Employee wish to exercise its rights hereunder, Company’s agreement and acknowledgement of Employee’s rights hereunder shall not require any further action on the part of the Company and Employee need only provide Insurer with a copy of this Agreement as evidence of Company’s agreement and consent.

3.10	The Company and the Employee can mutually agree to amend this Agreement. Any such amendment shall be in writing and signed by the Company and Employee.

3.11	This Agreement shall bind Company, its successors and assigns; Employee, his heirs, executors, administrators and assigns; and any Policy beneficiary.

3.12	The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

a.	The named fiduciary: The Company.

b.	The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

c.	Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

d.	For claims procedure purposes, the “Claims Manager” shall be: The Treasurer of the Company.

1.	If for any reason a claim for benefits under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(a)	The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(b)	The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

2.	The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

3.	The claimant shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

3.13	Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

3.14	This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by federal law.

Date:	March 29, 2005

Attest:	/s/ Lorrianne S. Newman	VERAMARK TECHNOLOGIES, INC

	Lorrianne S. Newman	By:	/s/ David G. Mazzella

	Notary Public, State of New York	David G. Mazzella
Qualified in Monroe County
Reg. No. 01NE4839862
My Commission Expires 08/31/05